SECOND AMENDMENT OF THE
                      PRINCIPAL TAX-EXEMPT BOND FUND, INC.
                          INVESTMENT SERVICE AGREEMENT


Agreement executed as of the 10th day of December 2001 to amend the Investment Service Agreement executed as of July 1, 1985 (and including any subsequent amendments thereafter) by and between BLC Tax-Exempt Bond Fund, Inc. (now known as Principal Tax-Exempt Bond Fund, Inc.) (hereinafter called "the Fund"), BLC Equity Management Company (now known as Principal Management Corporation)(hereinafter called "the Manager") and Bankers Life Company (now known as Principal Life Insurance Company) hereinafter called "the Company").

WHEREAS, in the Investment Service Agreement, the Company agreed to make available to the Manager such employees of the Company as the Manager might reasonably need in the performance of its investment advisory services; and

WHEREAS, the Fund, the Manager and the Company now wish to amend the Investment Service Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree that effective January 1, 2002 Schedule A will read as follows:


                                   SCHEDULE A

For the services provided and the expenses incurred by Principal Life or its subsidiaries pursuant to the Investment Service Agreement, the Manager, not the Fund, shall pay Principal Life or its subsidiaries a fee, computed daily and paid monthly, at an annual rate of 0.10% of the Fund's average daily net assets.



                                    PRINCIPAL MANAGEMENT CORPORATION

                                    By:   /s/ Ralph C. Eucher
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                                    PRINCIPAL LIFE INSURANCE COMPANY

                                    By:   /s/ Michael J. Beer
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                                    PRINCIPAL TAX-EXEMPT BOND FUND, INC.

                                    By:   /s/ A. S. Filean
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